                                                                    EXHIBIT 16.1

April 17, 2002
Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the first four paragraphs under the section Changes in and Disagreements with Accountants on Accounting Financial Disclosure included in the Form S-1 dated April 17, 2002 of Merck-Medco Managed Care, L.L.C. (the predecessor to MedcoHealth Solutions, Inc.) to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.



Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP